EXHIBIT 4.14

Execution Version

THIRTEENTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT

This Thirteenth Amendment to Revolving Credit and Security Agreement (this “Amendment”) is made as of this 15th day of April 2020, by and among TRG CUSTOMER SOLUTIONS, INC. d/b/a IBEX Global Solutions (“IBEX”, together with any Person joined to the Loan Agreement as a borrower, collectively the “Borrowers”), the financial institutions which are now or which hereafter become party to the Loan Agreement as lenders (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”) and as a Lender.

BACKGROUND

A.          On November 8, 2013, Borrowers, Lenders and PNC as a Lender and as Agent entered into that certain Revolving Credit and Security Agreement (as same has been or may be amended, restated, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.           Borrowers have requested that Agent and Lenders modify certain definitions, terms and conditions in the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

Section 1	Amendments to Loan Agreement. On the Effective Date (as defined below):

(a)           New Definitions. The following defined terms shall be added to Section 1.2 of the Loan Agreement in the proper alphabetical order:

 ““Adjusted EBITDA” shall mean EBITDA, calculated without recognizing obligations under any right-of-use leases, notwithstanding the requirements of IFRS 16.”

 ““Thirteenth Amendment Date” shall mean April 15, 2020.”

(b)          Definitions. The following defined terms contained in Section 1.2 of the Loan Agreement shall be amended and restated in their entirety as follows:

“EBITDA” shall mean for any period with respect to Borrowers on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for (1) federal, state and local taxes, (2) expenses on account of the Royalty Agreements and (3) subcontractor expenses due andowing by any Borrower to Ibex Global Bermuda Limited in excess of two percent (2%) of Ibex Global Bermuda Limited’s cost to provide such subcontractor services to any Borrower for such period, to the extent deducted in determining net income plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus (f) one-time non-recurring expenses or charges incurred in connection with the Closing (which shall include without limitation all such expenses or charges due to Lenders and to CapitalSource Bank in connection with the Closing), to the extent paid within ninety (90) days of the Closing Date plus (g) one-time non-recurring  expenses  or  charges  in  an  amount  not  to  exceed $100,000 incurred in connection with financing sought but not ultimately obtained from Fifth Third Bank, to the extent paid in cash within ninety (90) days of the Closing Date, plus (h) non-cash expenses related to any Borrower’s share based payments, plus (i) losses from any sale of fixed assets, plus (j) one-time non-recurring expenses or charges in an amount not to exceed $4,000,000 in the aggregate paid in connection with the 2019 Settlement, minus (k) gains from any sale of fixed assets.

““Debt Payments” “Debt Payments” shall mean for any period, in each case, all cash actually expended by any Borrower to make: (a) interest payments on any Advances hereunder, plus (b) scheduled principal payments on the Equipment Loans, plus (c) scheduled principal payments on Term Loan C plus (d) payments on Capitalized Lease Obligations (for the avoidance of doubt, such obligations will include obligations under any right-of-use leases as defined under IFRS 16), plus (e) payments with respect to any other Indebtedness for borrowed money (other than principal payments on Term Loan A and Term Loan B).”

““Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made by any Borrower during such period, minus distributions (including tax distributions but excluding (i) Permitted Holdings Distributions of $11,500,000 paid through June 30, 2016 and (ii) solely to the extent funded by the proceeds of Term Loan C, and upon Agent’s receipt of satisfactory evidence, in its Permitted Discretion, that such proceeds have been expended on Capital Expenditures, Permitted Holdings Capital Expenditure Distributions), dividends and cash Royalty Payments made by any Borrower during such period, minus cash taxes paid by any Borrower during such period, minus payments for subcontractor expenses made by any Borrower to Ibex Global Bermuda Limited in excess of two percent (2%) of Ibex Global Bermuda Limited’s cost to provide such subcontractor services to any Borrower during such fiscal period to (b) all Debt Payments made by any Borrower during such period.”

““Foreign Subcontractors” shall mean, collectively, Ibex Global Bermuda Limited, Ibex Philippines, Inc. and Ibex Global Jamaica Limited.”

““Special   Reserve”   shall   mean   a   reserve   in   the   amount of $10,000,000, provided, that, upon the delivery of Borrowers’ financial statements to Agent pursuant to Section 9.7, 9.8 or 9.9, as applicable, such amount shall be reduced to (x) $5,000,000, if such financial statements for the two (2) most recently ended consecutive fiscal quarters evidence that Borrowers’ Adjusted EBITDA for the twelve (12) months then ending is not less than $15,000,000 and (y) $0, if such financial statements for the two (2) most recently ended consecutive fiscal quarters evidence that Borrowers’ Adjusted EBITDA for the twelve (12) months then ending is not less than $17,000,000, in each case, so long as (I) Borrowers have made a written request to Agent for such reduction within forty-five (45) days of delivery of such financial statements evidencing satisfaction of the applicable hurdle referenced above and (II) the Compliance Certificate accompanying such financial statements certifies that no Default or Event of Default exists.”

(c)           Subcontractor Expenses. Section 7.18 of the Loan Agreement shall be amended and restated in its entirety as follows:

 “7.18 Foreign Subsidiary Subcontractor Expenses.

(a)
Increase the transfer pricing percentage payable by any Borrower to any Foreign Subcontractor from the percentages in effect on the Twelfth Amendment Date, unless Borrower shall have notified Agent in writing within at least fifteen (15) days’ of Borrower having notice or knowledge of such increase. The Borrower shall also provide Agent, within at least thirty (30) days’ of the earlier of (x) Borrower providing Agent notice of such increase or (y) the required notification date of such increase referenced above, with financial projections for the twelve (12) month period following the date of such increase. Borrower acknowledges and agrees that if such projections fail to evidence, to Agent’s satisfaction, that after giving effect to such increase, Borrower will be in compliance with the covenant in Section 6.5 (whether or not such covenant is required to be tested  at  such  time under the Agreement) during  such twelve (12) month period, an immediate Event of Default shall be deemed to exist under this Agreement.

(b)
Make payments to Ibex Global Bermuda Limited for subcontractor expenses in excess of two percent (2%) plus Ibex Global Bermuda Limited’s cost of providing such subcontractor services to any Borrower during any fiscal year unless, (i) no Default or Event of Default shall exist, (ii) no Springing Covenant Event shall exist, and (iii) Borrowers shall have caused to be maintained as of the end of the most recent fiscal quarter for which Borrowers shall have been required to deliver financial statements to Agent pursuant to Section 9.7 or 9.8, as applicable, a Fixed Charge Coverage Ratio, calculated as if such payment was made during such period, of not less than 1.20 to 1.00, measured on a rolling four (4) quarter basis.”

Section 2	Representations, Warranties and Covenants of Borrowers

Each Borrower hereby represents and warrants to and covenants with the Agent and the Lenders that:

(a)          such Borrower reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the Other Documents (as described and defined in the Loan Agreement) and confirms that after giving effect to this Amendment all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)          such Borrower reaffirms all of the covenants contained in the Loan Agreement (as amended hereby) (including without limitation, all covenants to pay fees, costs and expenses contained therein), covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders (other than contingent indemnification obligations which survive termination of the Loan Agreement);

(c)           no Default or Event of Default has occurred and is continuing under the Loan Agreement or the Other Documents (as described and defined in the Loan Agreement);

(d)          such Borrower has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officer executing this Amendment on its behalf was similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any material contract or agreement to which it is a party or by which any of its properties are bound; and

(e)         this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

Section 3	[Reserved].

Section 4	Conditions Precedent/Effectiveness Conditions

This Amendment shall be effective upon the date of satisfaction of all of the following conditions precedent (the “Effective Date”):

(a)           Agent shall have received this Amendment fully executed by the Borrowers;

(b)          No Default or Event of Default shall have occurred and be continuing under the Loan Agreement; and

(c)           Agent shall have received such other agreements, documents or information as requested by Agent in its reasonable discretion.

Section 5	Further Assurances

Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

Section 6	Payment of Expenses

Borrowers shall pay or reimburse Agent and Lenders for their reasonable fees of external counsel and other expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

Section 7	Reaffirmation of Loan Agreement

Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, are hereby reaffirmed and shall continue in full force and effect as therein written.

Section 8	Miscellaneous

(a)           Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)           Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)           Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)          Governing Law. This Amendment and each Other Document (unless and except  to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Amendment, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Amendment, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Amendment. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 of the Loan Agreement and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Amendment or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

(e)          Counterparts; Facsimile Signatures. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

TRG CUSTOMER SOLUTIONS, INC.
d/b/a IBEX Global Solutions

/s/ Robert Dechant

By:	Robert T. Dechant
Chief Executive Officer

[SIGNATURE PAGE TO THIRTEENTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION
as Lender and as Agent

/s/ Jacqueline MacKenzie
By:	Jacqueline MacKenzie
Senior Vice President

[SIGNATURE PAGE TO THIRTEENTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT]